Exhibit 99.1

First Internet Bancorp Announces New Series
of $35 Million of Subordinated Notes

Fishers, Indiana, June 5, 2019 — First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), today announced the pricing of a public offering of $35.0 million principal amount of its 6.0% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”).  The Notes will bear interest at a fixed rate of 6.0% per year to, but excluding June 30, 2024.  From and including June 30, 2024 and through maturity or earlier redemption, the interest rate on the Notes will reset quarterly to an annual interest rate equal to the then-current Benchmark Rate (initially the three-month LIBOR rate) plus 4.114%.  Interest will be payable quarterly in arrears on each March 30, June 30, September 30 and December 30 of each year beginning on September 30, 2019.  The Company has granted the underwriters a right to purchase up to an additional $2.0 million principal amount of Notes at the public offering price, less the underwriting discounts, within 30 days from the date of the final prospectus supplement.  Keefe, Bruyette & Woods, Inc., a Stifel Company, is serving as sole book-running manager for the offering, with Janney Montgomery Scott, BB&T Capital Markets, Boenning & Scattergood, Inc. and William Blair serving as co-managers.

The Notes will be issued in denominations of $25 and integral multiples of $25 in excess thereof.  The Company has applied to list the Notes on the Nasdaq Global Select Market.  If the application is approved, trading in the Notes on Nasdaq is expected to begin within 30 days of the original issue date of the Notes.

The Company expects to use the proceeds generated by this offering for general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, repayment of indebtedness, repurchases of issued and outstanding common stock, financing investments and capital expenditures, and for investments in the Bank as regulatory capital.

Subject to the satisfaction or waiver of customary conditions, the transaction is expected to close on or about June 12, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  The offering is being made only by means of a prospectus supplement and accompanying prospectus filed as part of an effective shelf registration statement on Form S-3 (File No. 333-219841) filed with the U.S. Securities and Exchange Commission (“SEC”).  Copies of the prospectus supplement and accompanying prospectus, when available, may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, by calling toll-free (800) 966-1559.  These documents are available at no charge by visiting the SEC’s website at www.sec.gov.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $3.7 billion as of March 31, 2019. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements

This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “preliminary,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact information:

Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President, Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com